Exhibit 8









                              DAVIS POLK & WARDWELL
                              450 Lexington Avenue
                               New York, NY 10017

                                  212-450-4000






                                                        April 6, 2005



Re: Morgan Stanley Issuance of $275,060,000 of 5.875% Mandatorily Exchangeable Securities due October 15, 2008,
     CUSIP Number 61746Y486

Morgan Stanley
1585 Broadway
New York, New York  10036

Ladies and Gentlemen:

     We have acted as special tax counsel for Morgan Stanley (the "Company") in connection with the issuance of $275,060,000 of 5.875% Mandatorily Exchangeable Securities due October 15, 2008, CUSIP Number 61746Y486, described in a prospectus supplement to registration statement number 333-117752, dated April 6, 2005 (the "Prospectus Supplement"). We have reviewed the discussion set forth under the caption "United States Federal Income Taxation" in the Prospectus Supplement and are of the opinion that the discussion is accurate.

     We are members of the Bar of the State of New York. The foregoing opinion is based upon and limited to the federal laws of the United States of America as contained in the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative decisions and court decisions as of the date of this letter.

     We hereby consent to the use of our name under the caption "United States Federal Income Taxation" in the Prospectus Supplement. The issuance of such a consent does not concede that we are an "Expert" for the purposes of the Securities Act of 1933.


                                                    Very truly yours,


                                                    /s/ Davis Polk & Wardwell